Exhibit 3.24

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “KOPPERS ASIA LLC”, FILED IN THIS OFFICE ON THE TWENTIETH DAY OF NOVEMBER, A.D. 2007, AT 12:14 O’CLOCK P.M.

State of Delaware Secretary of State Division of Corporations Delivered 12:52 PM 11/20/2007 FILED 12:14 PM 11/20/2007 SRV 071242035 – 4452716 FILE

CERTIFICATE OF FORMATION

OF

KOPPERS ASIA LLC

First: The name of the limited liability company is Koppers Asia LLC.

Second: The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808.

Third: The name and address of the registered agent for service of process an the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, in the City of Wilmington, Delaware 19808.

In Witness Whereof, the undersigned has executed this Certificate of Formation this 20th day of November, 2007.

By:
Authorized Person

Name:	Carol A. Soltes